Exhibit 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors of The Western Union Company

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137665) of The Western Union Company of our report dated November 6, 2006 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Form 10-Q for the quarter ended September 30, 2006.

/s/ Ernst & Young LLP

Denver, Colorado

November 6, 2006